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              CROWN CENTRAL PETROLEUM CORPORATION
                   1995 ANNUAL INCENTIVE PLAN


Section 1: Purpose

The purpose of the Crown Central Petroleum Corporation 1995 Annual Incentive Plan (the "Plan") is to provide an annual performance-based incentive for executives and other key employees who are in a position to contribute materially to the success of the Corporation and its Subsidiaries.

Section 2: Definitions

The following terms, as used herein, will have the meaning specified:

     a.   "Award" means an award made pursuant to the Plan.

     b. "Award Schedule" means the Award Schedule established pursuant to Section 3(d)(i).

     c. "Board of Directors" means the Board of Directors of the Corporation as it may be comprised from time to time.

     d. "Code" means the Internal Revenue Code of 1986, and any successor statute, and the regulations promulgated thereunder, as it or they may be amended from time to time.

     e.   "Committee" means the Committee as defined  in  Section
          4.

     f. "Corporation" means Crown Central Petroleum Corporation and any successor corporation.

     g.   "Employee"  means  executive  officers  and  other  key
          employees  of  the  Corporation or  a  Subsidiary,  but
          excludes  directors  who  are  not  also  officers   or
          employees of the Corporation.

     h.   "Exchange  Act"  means the Securities Exchange  Act  of
          1934, and any successor statute, as it may be amended from time to time.

     i. "Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

     j. "Performance Adjustment" means the percentage(s), as set forth in the Award Schedule, that will, when multiplied by a Participant's Target Award, determine the amount of a Participant's Award.

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     k.   "Performance Criteria" means the criteria  selected  by
          the Committee to measure performance for a Plan Year from among one or more of the following:

                     i.   Income before income taxes, as shown in
               the Corporation's annual report to shareholders, but excluding extraordinary items, discontinued operations, and the cumulative effect of accounting changes, in accordance with generally accepted accounting principles consistently applied by the Corporation;

                     ii.  Any other criteria related to Corporate
               performance, Subsidiary, division or unit performance, individual performance or any other category of performance selected by the Committee.

     l.   "Performance Goal" means the level of performance as to
          each  Performance  Criteria,  as  established  by   the
          Committee,   that  will  result  in   a   100   percent
          Performance Adjustment.

     m.   "Plan Year" means the calendar year.

     n. "Retirement" means retirement at or after age 65 or, with the advance consent of the Committee, at or after age 55.

     o.   "Subsidiary"  means  any  corporation  in   which   the
          Corporation, directly or indirectly, controls 50% or more of the total combined voting power of all classes of such corporation's stock.

     p. "Target Award" means the Target Award established pursuant to Section 4(a).

Section 3: Eligibility

The Committee shall from time to time determine those Employees eligible for Awards.

Section 4: Awards

          a. Awards. Target Awards will be established by the Committee for each Award made to each Participant.

          b. Performance Criteria and Performance Goals. Performance Criteria and Performance Goals will be established by the Committee for the Corporation and/or its Subsidiaries each Plan Year. The Committee shall also determine the extent to which each Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year.

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          c.    Performance Adjustment.  The Award payable to any
          Participant may range from zero (0) to 150 percent of the Participant's Target Award, depending upon whether, or the extent to which, the Performance Goals have been
          achieved.    All  such  determinations  regarding   the
          achievement of any Performance Goals will be made by the Committee; provided, however, that the Committee may not increase the amount of the Award that would
          otherwise   be   payable  upon   achievement   of   the
          Performance Goal or Goals.

                     i.    Award  Schedules.  The Committee  will
               establish an Award Schedule for each Award to each Participant setting forth the percentage of the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criteria and the weighting established for such criteria.

                    ii. Award Determination. Actual Awards will be derived from the Award Schedule based on the level of performance. The actual Award for a Participant will be calculated by multiplying the Participant's Target Award by the Performance Adjustments in accordance with the Award Schedule.

          d. Payment of Awards. Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are made; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. No Award will be payable to any Participant who is not an Employee on the last day of the year, except that if, during the last six months of the Plan Year, the Participant dies, or becomes disabled, the Participant may be entitled to a prorated Award as and to the extent determined by the Committee. If a Participant terminates employment due to Retirement, the Participant shall be entitled to a prorated Award but only as and to the extent that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(d), the Committee shall have the right to defer, or to allow Participants to elect to defer, the payment of Awards subject to such terms and conditions as it may determine.

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Section 5: Administration

          a. Committee. The Plan and all Awards will be administered by a Committee of the Board of Directors, which Committee shall consist of not less than three members of such Board of Directors. The members of the Committee shall be designated by the Board and, unless the Board provides otherwise, the Committee shall be the Executive Compensation and Bonus Committee of the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

          b. Authority. The Committee will have full and complete authority, in its sole absolute discretion,
          (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

          c. Determinations. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

          d. Liability. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

          e. Awards. Subject to the terms of the Plan, the Committee will have full and complete authority, to determine, among other things, the Employees to whom, and the time or times at which, Awards will be made and the requisite conditions thereof.

          f. Delegation. The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.


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Section 6: Change of Control

          a. Effect of Change of Control. In the event of a change in control of the Corporation, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of
          Participants:

                     i.   accelerate time periods for purposes of
               vesting in, or receiving any payment with regard to, any outstanding Award, or

                     ii.   make  adjustments or modifications  to
               outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such change of control.

               Any such action approved by the Committee shall be conclusive and binding on the Corporation and all Participants.

          b. Change of Control Defined. For purposes of this Section, a change of control shall means the following:

                    i.   A tender offer or exchange offer is made
               whereby the effect of such offer is to take over and control the affairs of the Corporation, and such offer is consummated for the ownership of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities.

                      ii.    The   Corporation   is   merged   or
               consolidated with another corporation and, as a result of such merger or consolidation, less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Corporation, other than affiliates within the meaning of the Exchange Act or any party to such merger or consolidation.

                     iii. The Corporation transfers substantially
               all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Corporation.

                     iv.   Any  person (as such term is  used  in
               Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Corporation.

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                    v.   As the result of a tender offer, merger,
               consolidation,  sale  of  assets,   or   contested
               election, or any combination of such transactions, the persons who were members of the Board of
               Directors   immediately  before  the  transaction,
               cease to constitute at least a majority thereof.

Section 7: Miscellaneous

          a. Nonassignability. No Award will be assignable or transferable except by will or by the laws of descent and distribution.

          b. Withholding Taxes. Whenever payments under the Plan are to be made, the Corporation and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

          c.    Amendment or Termination of the Plan.  The  Board
          of   Directors  may  at  any  time  amend,  suspend  or
          discontinue the Plan, in whole or in part.

          d. Non-Uniform Determinations. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, the weightings thereof, and Target Awards.

          e. Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

          f. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Committee.

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          g.    Unfunded  Plan.  The Plan shall be unfunded.   No
          provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such
          purposes.   Participants will have no rights under  the
          Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar
          as   they  may  have  become  entitled  to  payment  of
          additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

     h.   Limits of Liability.

                     i.    Any liability of the Corporation or  a
               Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan.

                      ii.    Neither   the  Corporation   nor   a
               Subsidiary,  nor  any  member  of  the  Board   of
               Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

     i.   Rights of Employees.

                    i. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Employee or to eligible Employees generally.

                     ii.   Nothing contained in this Plan (or  in
               any other documents related to this Plan) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

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          j.    Section Headings.  The section headings contained
          herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

          k. Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

          l. Applicable Law. The Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Maryland without regard to the conflict of law principles thereof.

      m. Effective Date. The Plan shall be effective as of January 1, 1995.


      IN WITNESS WHEREOF, Crown Central Petroleum Corporation has caused this Plan to be executed.


                         CROWN CENTRAL PETROLEUM CORPORATION


                         By:  J. Michael Mims
                            J. Michael Mims